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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

OCEAN ENERGY, INC.:                    UNITED MERIDIAN
CORPORATION:

MICHAEL O. ALDRIDGE (504) 927-1450     JEANNE BUCHANAN (713) 653-5095

              OCEAN ENERGY, INC. AND UNITED MERIDIAN CORPORATION
                 TO MERGE CREATING $3.1 BILLION ENERGY COMPANY

        MERGER OF EQUALS RESULTS IN HIGH GROWTH DOMESTIC & INTERNATIONAL
                     EXPLORATION AND EXPLOITATION PORTFOLIO


Baton Rouge, LA and Houston, TX, (December 23, 1997) - Ocean Energy, Inc. (NYSE: OEI) ("OEI") and United Meridian Corporation (NYSE: UMC) ("UMC") today announced that their respective boards of directors have unanimously approved a definitive merger agreement for a tax-free, stock-for-stock transaction creating an oil and gas company with pro forma total market capitalization of approximately $3.1 billion based upon yesterday's closing price of each company's shares on the New York Stock Exchange. On this basis, the combined company will be the ninth largest oil and gas independent. The new company will be named Ocean Energy, Inc.

The merger combines high impact prospects in West Africa and the Asian basins and long-lived gas reserves in North America with geographically concentrated, high-working-interest producing properties, and exceptional shelf and deepwater Gulf of Mexico exploration prospects.

On a combined basis, current daily production rates are approximately 58,000 barrels of oil and 350 million cubic feet of gas, for a total of 116,000 barrels of oil equivalent. The combined proved reserve base would be approximately 250 million barrels of oil equivalent.

John B. Brock, Chairman and Chief Executive Officer of UMC, will become Chairman of the Board of the combined company. James C. Flores, Chairman, President and Chief Executive Officer of OEI, will be President and Chief Executive Officer.

"This merger brings together two companies strong in their own right and formidable when combined," said Mr. Brock. "What these two organizations have accomplished in a short time is truly remarkable. UMC has enjoyed an average 30% increase in production growth over the last five years, and still possesses numerous internal growth opportunities. OEI has grown even faster than we have and their portfolio contains significant upside. The combined company will leverage both companies' considerable
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strengths in exploration and exploitation and create new opportunities for strategic expansion. Our larger size will better enable us to diversify our risk and at the same time retain a greater proportion of large-scale exploration and development projects, in the United States and West Africa, on the Continental Shelf and in deepwaters," Brock continued. "We are convinced that the new company will realize growth potential well beyond what either company could achieve on a stand-alone basis. I am really excited about working with Jim and the outstanding management team, strong technical group, and employees of this unmatched new company."

"This combination allows us to expand on John Brock's vision and many years of leadership in our industry," said Mr. Flores. "OEI's strengths complement the long-term strategy that UMC has developed. We each have high quality, concentrated assets, which together establish an excellent balance between international and domestic reserves. The new OEI's growth profile will be enhanced by substantial economies of scale, both operationally and financially. We will be combining the best management and business opportunities from both sides to create an even better company."

Following the planned merger, the combined company will have a concentrated critical mass, domestically and internationally:

o The combined reserve base will be well balanced, with oil representing 48% of proved reserves. Approximately 80% of the proved reserves will be in North America with the remaining 20% located internationally. Given pro forma production, the combined company will have an aggregate reserve life index of approximately seven and one half years.

o The combined company will have a significant presence in the Gulf of Mexico, where it will leverage its operating infrastructure and substantial leasehold position to continue its high production growth. Its leasehold interests in the shallow Gulf of Mexico include 185 blocks, 75% of which will be operated, with an average working interest of 60%. In addition, the combined company will have significant deepwater Gulf of Mexico reserve exposure including 34 blocks with an average working interest of 48%. Deepwater efforts in the Gulf will benefit from existing in-house deepwater expertise developed internationally, as evidenced by success offshore West Africa, where the combined company will hold a substantial acreage position.

o The combined company's proven ability and experience in its international exploration and production efforts is evidenced by its significant Zafiro Field discovery and development in Equatorial Guinea. Building upon this success, it will hold production sharing contracts (PSC) covering 15 blocks: five in Cote d'Ivoire, four in Equatorial Guinea, five in Pakistan and one in Bangladesh. In total, the PSCs comprise some 15 million gross acres, with efforts currently underway toward increasing the size of the international inventory.

Under the merger agreement, each common share of UMC will be converted into
1.30 shares of common stock of the combined company. Holders of OEI common stock will
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receive 2.34 shares of the new company.  Total shares outstanding will be approximately 100 million, of which approximately 53.6% will be owned by OEI shareholders and 46.4% by UMC shareholders. This ownership ratio approximates the ratio at which the stocks have traded on a relative basis during the last 60 days. Management will own approximately 15% of the common stock of the combined company (including approximately 11% beneficially owned by Mr. Flores), which will be headquartered in Houston, Texas. Pursuant to the terms of the merger agreement and as a condition of closing, Messrs. Brock and Flores will enter into long-term employment agreements. The merger, which will be accounted for as a pooling-of-interests, is expected to close by the end of March 1998. It is subject to approval by the shareholders of both companies, and to customary regulatory approvals.

The Board of Directors will be comprised of 14 individuals, with seven each coming from the boards of UMC and OEI. Mr. Brock and Mr. Flores have committed to vote in favor of the merger. Other key executives of both companies will continue forward in significant roles as follows:

    James L. Dunlap - Vice Chairman and Chairman of United Meridian
                      International Corporation
    Robert L. Belk - Executive Vice President - Administration
    Jonathan M. Clarkson - Executive Vice President - Chief Financial Officer Robert K. Reeves - Executive Vice President - General Counsel
    James E. Smitherman III - Executive Vice President - International Richard G. Zepernick, Jr. - Executive Vice President - North America


Lehman Brothers acted as financial advisor to OEI and Merrill Lynch & Co. acted as financial advisor to UMC.

Certain statements in this news release regarding future expectations, potential results of the business combination, plans for acquisitions, dispositions, and oil and gas exploration, development, production and pricing may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the SEC filings of UMC and OEI, including the Annual Reports on Form 10-K for the year ended December 31, 1996. Actual results may vary materially.